Bausch & Lomb Incorporated
Exhibit 11
Statement Regarding Computation of Per Share Earnings (Dollar Amounts in Millions, Share Amounts in Thousands Except Per Share Data)
	Third Quarter Ended		Nine Months Ended
	Sept. 28, 2002	Sept. 29, 2001	Sept. 28, 2002	Sept. 29, 2001
Income From Continuing Operations Before Change In Accounting Principle	$9.4	$23.3	$40.1	$28.9
Change In Accounting Principle, Net Of Taxes	-	-	-	0.3
Net Income (a)	$9.4	$23.3	$40.1	$29.2

Actual outstanding Common and Class B shares at beginning of period	53,915	53,615	53,614	53,473

Sum of weighted average activity of Common and Class B shares issued for stock options, restricted stock awards and cancellations, and net activity of shares held in deferred compensation plan	(62)	4	182	97

Weighted Basic Shares (b)	53,853	53,619	53,796	53,570

Effect of assumed exercise of Common stock equivalents	177	102	168	140

Weighted Diluted Shares (c)	54,030	53,721	53,964	53,710

Basic Earnings Per Share (a/b)	$ 0.18	$ 0.43	$ 0.75	$ 0.54

Diluted Earnings Per Share (a/c)	$ 0.17	$ 0.43	$ 0.74	$ 0.54